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Matt Friend	Mark Rhodes
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NIKE, INC. PROVIDES UPDATE ON IMPACT OF CORONAVIRUS IN GREATER CHINA

BEAVERTON, Ore., February 4, 2020 - In the context of the evolving dynamics related to the coronavirus in China, NIKE, Inc., is prioritizing the health and safety of our teammates and partners, in cooperation with local authorities. Similar to others in the marketplace, approximately half of NIKE-owned stores have been temporarily closed, with corresponding dynamics across our partner stores. In addition, we are operating with reduced hours and experiencing lower than planned retail traffic in stores that do remain open. In the short term, we expect the situation to have a material impact on our operations in Greater China. However, NIKE’s brand and business momentum with the Chinese consumer remains strong, as reflected in the continued strength of our NIKE digital commerce business.*

“First and foremost, our thoughts are with the people affected and we remain focused on the health and safety of our teammates and partners,” said John Donahoe, President and CEO of NIKE, Inc. “Despite this difficult situation, NIKE’s long-term opportunity to continue to serve consumers in Greater China with inspiration and innovation remains exceedingly strong. At the same time, we continue to have extraordinary brand and business momentum in all other geographies.”*

This situation was not contemplated at the time we provided Q3 guidance during our Q2 fiscal year 2020 earnings call. Dynamics continue to evolve and accordingly we will provide an update on the operational and financial impacts on our Q3 earnings call.*

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at http://investors.nike.com. Individuals can also visit http://news.nike.com and follow @NIKE.

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The marked paragraph contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.